As filed with the Securities and Exchange Commission on August 18, 2004.
File No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CTI Molecular Imaging, Inc.
(Exact Name of Issuer as Specified in its Charter)

Delaware	62-1377363
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

810 Innovation Drive
Knoxville, Tennessee 37932
(865) 218-2000
(Address, including zip code, and telephone number of Principal Executive Offices)

CTI Molecular Imaging, Inc. 2002 Long-Term Incentive Plan
(Full Title of the Plan)

Copy to:
RONALD NUTT, Ph.D.
President and Chief Executive Officer
CTI Molecular Imaging, Inc.
810 Innovation Drive
Knoxville, Tennessee 37932
(865) 218-2000
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
LAURA G. THATCHER Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3424 (404) 881-7546

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock (including rights to purchase shares of Series C Junior Participating Preferred Stock)	2,000,000	$9.69	(2)	$19,380,000.00	(2)	$2,455.45

(1)	An aggregate of 5,000,000 shares of CTI Molecular Imaging, Inc. Common Stock (“Common Stock”) are issuable under the CTI Molecular Imaging, Inc. 2002 Long-Term Incentive Plan (the “2002 LTIP”). The Registrant has previously filed a Registration Statement on Form S-8 (Commission File No. 333-91286) with respect to 3,000,000 shares issuable under the 2002 LTIP. This Registration Statement registers 2,000,000 shares under the 2002 LTIP and any additional shares that may hereafter become issuable as a result of the adjustment and anti-dilution provisions of the 2002 LTIP.

(2)	Determined in accordance with Rule 457(h), the registration fee calculation on these shares is based on the average of the high and low prices of $9.69 per share for the Registrant’s Common Stock reported on the Nasdaq National Market on August 17, 2004. Such computation is based on the number of shares newly reserved but not subject to outstanding awards under the 2002 LTIP.

PART I     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     (a)     The documents constituting Part I of this Registration Statement will be sent or given to participants in the 2002 LTIP as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

     (b)     Upon written or oral request, CTI Molecular Imaging, Inc.. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to its employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the attention of Investor Relations, at the Company’s address and telephone number on the cover of this Registration Statement.

PART II.     INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents have been filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are deemed to be a part hereof from the date of the filing of such documents:

     (1)     The Company’s Annual Report on Form 10-K and Amended Annual Report on Form 10-K/A, both for the fiscal year ended September 30, 2003;

     (2)    All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 2003;

     (3)     The description of Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description; and

     (4)     All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

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Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

     The Company has adopted provisions in its certificate of incorporation that limit the liability of directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following: (i) any breach of their duty of loyalty to the corporation or the stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its corporate documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. The Company’s bylaws provide for the indemnification of directors to the fullest extent permissible under Delaware law. In addition, the Company’s bylaws provide for the indemnification of officers, directors and third parties acting on its behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the Company’s best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The Company has entered into indemnification agreements with its directors and executive officers in addition to indemnification provided for in the Company’s charter documents, and the Company intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements, among other things, will provide for indemnification of the Company’s directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or executive officer or at the Company’s request. The Company has purchased and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

               See Exhibit Index, which is hereby incorporated by reference.

Item 9. Undertakings

(a)    The undersigned Company hereby undertakes:

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(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on August 18, 2004.

CTI MOLECULAR IMAGING, INC.

By:	/s/ Ronald Nutt___________
ByRonald Nutt, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald Nutt and David N. Gill, and each of them (with full power in each to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of August 18, 2004.

Signatures	Title	Date

	President and Chief Executive Officer and Director	August 18, 2004
/s/ Ronald Nutt	(Principal Executive Officer)
Ronald Nutt, Ph.D.

	Senior Vice President and Chief Financial Officer	August 18, 2004
/s/ David N. Gill	(Principal Financial and Accounting Officer)
David N. Gill

/s/ Terry D. Douglass	Chairman of the Board and Director	August 18, 2004
Terry D. Douglass, Ph.D.

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/s/ Michael E. Phelps
Michael E. Phelps, Ph.D.	Director	August 18, 2004

/s/ Ekkehard Blanz
Ekkehard Blanz	Director	August 18, 2004

/s/ Roy Doumani
Roy Doumani	Director	August 18, 2004

/s/ James Heath
James Heath, Ph.D.	Director	August 18, 2004

/s/ Hamilton Jordan
Hamilton Jordan	Director	August 18, 2004

/s/ William W. McInnes
William W. McInnes	Director	August 18, 2004

/s/ Leroy Hood
Leroy Hood, M.D., Ph.D.	Director	August 18, 2004

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EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, Registration No. 333-85714)

4.2	Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, Registration No. 333-85714)

4.3	Shareholder Protection Rights Agreement (incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1, Registration No. 333-85714)

5.1	Opinion of Alston & Bird LLP as to the legality of the securities to be registered

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on signature page)

99.1
CTI Molecular Imaging, Inc. 2002 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.24 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 000-49867))

99.2	Amendment No. 1 to CTI Molecular Imaging, Inc. 2002 Long-Term Incentive Plan

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